UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): February 10, 2006

HearUSA, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1250 Northpoint Parkway West Palm Beach, Florida	33407

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2006, HearUSA, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement’), Amended and Restated Supply Agreement (the “Amended Supply Agreement”) and an Amended and Restated Security Agreement with Siemens Hearing Instruments, Inc. (“Siemens”). These agreements are consistent with the letter of intent entered into by the parties and previously disclosed by the Company in a Form 8-K filing on January 3, 2006.

Pursuant to the amended agreements, the parties will continue their strategic relationship for an additional five-year term. The parties have restructured the outstanding $23.1 million indebtedness of the Company to Siemens under the original Credit Agreement dated December 7, 2001 and subsequently amended (the “Original Credit Agreement”). The new facility is for a total of $26 million, including the currently outstanding $23.1 million and is structured in three tranches.

Tranche A, with a principal balance of approximately $2.2 million and imputed interest of 10% per annum, is payable in three quarterly installments commencing with the first quarter of 2006, which quarterly payments are subject to rebate credits as described below. Tranche B is a revolver established to accommodate funding for certain acquisitions by the Company. Pursuant to the Amended Credit Agreement, the Company may borrow under Tranche B up to the $26 million limit, less any amounts then outstanding under Tranche A and Tranche C. Tranche C, with a principal balance on the closing date of approximately $20.9 million and an interest rate of prime plus 1% per annum, is payable in monthly installments of $130,000 commencing immediately. In addition, the Company must make quarterly installment payments on Tranche C of $730,000 plus imputed interest thereon commencing with the fourth quarter of 2006, which quarterly payments are also subject to rebate credits as described below. Additional loans may be made to the Company under Tranche C for certain acquisitions. The monthly installment payments are intended to repay approximately $6.6 million of the Tranche C principal balance. The remaining principal balance of Tranche C, as well as Tranche A and Tranche B, with interest, will continue to be eligible for repayment utilizing rebates on purchases of hearing aids from Siemens, provided that the Company purchases under the Amended Supply Agreement certain percentages of the hearing aids it sells. The Amended Credit Agreement also contemplates that the Company will reduce the Tranche C loan balance by making annual payments in an amount equal to 20% of adjusted EBITDA (as that term is defined in the Amended Credit Agreement), and by paying over to Siemens 25% of proceeds from equity offerings the Company may complete.

The Company has extended to Siemens a security interest in substantially all of the Company’s assets to secure repayment of the loans, just as the Company did in connection with the Original Credit Agreement.

The Siemens credit facility imposes certain financial and other covenants on the Company which are customary for loans of this size and nature, including restrictions on the conduct of the Company’s business, the incurrence of indebtedness, merger or sale of assets, the modification of material agreements, changes in capital structure, making certain payments and paying dividends. These covenants were not amended in the Amended Credit Agreement from those established in the Original Credit Agreement. If the Company cannot maintain compliance with these covenants, however, Siemens may terminate future funding under the credit facility and declare all then outstanding amounts under the facility immediately due and payable. In addition, a material breach of the Amended Supply Agreement may be declared to be a breach of the Amended Credit Agreement and Siemens would have the right to declare all amounts outstanding under the credit facility immediately due and payable. Any non-compliance with the Amended Supply Agreement could have a material adverse effect on the Company’s financial condition and continued operations.

On February 13, 2006, the Company issued a press release concerning this transaction. A copy of that press release is being furnished with this Form 8-K as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)  The information provided above in Item 1.01 is incorporated in this Item 2.03 by this reference.

Item 9.01. Financial Statements and Exhibits

(d)

Exhibit 99.1	Press Release of the Company issued February 13, 2006 furnished with this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: February 13, 2006	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: President and Chief Executive Officer